Exhibit 99.1

Media contact: Gordon R. Manuel 864-282-9448

Analyst contact: William G. Harvey 864-282-9413

FOR IMMEDIATE RELEASE
THURSDAY, JUNE 13, 2002

BOWATER CONFIRMS LABOR UNION DISPUTE IN
MOKPO, SOUTH KOREA

GREENVILLE, SC – Bowater Incorporated (NYSE: BOW) today confirmed that its Mokpo, South Korean newsprint mill stopped production on May 27, 2002 due to a labor union dispute. The mill’s annual newsprint production capacity is 250,000 metric tons and has approximately 270 employees.

     Bowater Incorporated, headquartered in Greenville, SC, is a global leader in newsprint. In addition, the company makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 13 North American sawmills that produce softwood and hardwood lumber. Bowater also operates two facilities that convert a groundwood base sheet to coated products. Bowater’s operations are supported by approximately 1.5 million acres of timberlands owned or leased in the United States and Canada and 33 million acres of timber cutting rights in Canada. Bowater is one of the world’s largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, the Pacific Exchange and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSE: BWX).

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